EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-138181 and 333-146395) of our report dated March 27, 2008 with respect to the consolidated financial statements and schedule of LeMaitre Vascular, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 27, 2008